CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 30, 2024, relating to the consolidated financial statements and financial highlights of Nomura Alternative Income Fund, for the year ended March 31, 2024, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

July 25, 2024